Exhibit 4.3
EXECUTION VERSION
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 1, 2020, among Fidelity National Financial, Inc. (the “FNF Parent”), FIDELITY & GUARANTY LIFE HOLDINGS, INC. (or its permitted successor), a Delaware corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (together with its successors and assigns, in such capacity, the “Trustee”) under the Indenture referred to below.
WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of April 20, 2018 and a supplemental indenture (the “First Supplemental Indenture”), dated as of April 20, 2018 (together with the Base Indenture and as subsequently amended or modified from time to time, the “Indenture”), providing for the issuance of 5.50% Senior Notes due 2025 (the “Notes”);
WHEREAS, Section 9.1(v) of the Indenture provides that the Indenture or the Notes may be amended or supplemented without notice to or the consent of any Holder to, among other things, add Guarantees with respect to the Notes;
WHEREAS, Section 9.1(vii) of the Indenture provides that the Indenture or the Notes may be amended or supplemented without notice to or the consent of any Holder to, among other things, make changes that would provide additional rights to the Holders;
WHEREAS, concurrently with the execution, delivery and effectiveness hereof, the FNF Parent has consummated the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated as of February 7, 2020, by and among the FNF Parent, F I Corp, a Cayman Islands exempted company and wholly owned subsidiary of the FNF Parent, F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of the FNF Parent, and FGL Holdings, a Cayman Islands exempted company (the “Mergers”);
WHEREAS, in connection with the consummation of the Mergers, the FNF Parent desires to fully, unconditionally and irrevocably Guarantee the Notes on the same terms and subject to the same conditions as the Guarantors named in the Indenture, including pursuant to Article X thereof, on a joint and several basis with such Guarantors;
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts and requirements necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Agreement to Guarantee. FNF Parent acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees as and to the extent set forth herein to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. FNF Parent hereby agrees to fully, unconditionally and irrevocably Guarantee as a Guarantor the

Guarantor Obligations on a senior basis, ranking equally as to payment with FNF Parent’s other senior unsubordinated indebtedness, on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article X thereof.
3. Amendments to Indenture.
(a) Preamble. The Preamble of the Indenture is hereby amended to add “, the FNF Parent Guarantor” immediately after “(the “Subsidiary Guarantors” and together with the Parent.”
(b) Section 1.1. Section 1.1, Definitions, of the Indenture is hereby amended to add the following definition in its proper alphabetical order:
“FNF Parent Guarantor” means Fidelity National Financial, Inc., a Delaware corporation, and any successor thereto that expressly assumes the FNF Parent Guarantor’s Guarantee.”
(c) Article III. Article III, Covenants, of the Indenture is hereby amended to add the following Section 3.14 at the end of such Article III:
“SECTION 3.14. FNF Parent Guarantor. For the avoidance of doubt, the FNF Parent Guarantor shall not be subject to any restriction or limitation set forth in this Article III and shall not be required to comply with any of the covenants set forth in this Article III.”
(d) Article IV. Article IV, Successor Company and Successor Guarantor, of the Indenture is hereby amended to add the following Section 4.3 at the end of such Article IV:
“SECTION 4.3. When FNF Parent Guarantor May Merge or Otherwise Dispose of Assets. (a) Nothing contained in this Indenture shall limit the FNF Parent Guarantor’s ability to consolidate with or merge with or into another Person (whether or not the FNF Parent Guarantor is the surviving corporation), permit any Person to merge with or into the FNF Parent Guarantor or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person, provided, however, that the FNF Parent Guarantor covenants and agrees that any such consolidation or merger, sale, assignment, conveyance, transfer, lease or disposition (other than with or to the Company or another Guarantor) shall be upon the condition that the Guarantee of the FNF Parent Guarantor shall, by an indenture supplemental hereto, executed and delivered to the Trustee, be assumed by the Person formed by or resulting from any such consolidation or merger (provided that no such supplemental indenture shall be required if the FNF Parent Guarantor is the surviving Person upon the consolidation or merger), or which shall have been the recipient of all or substantially all of the properties and assets of the FNF Parent Guarantor. Every such successor Person upon executing an indenture supplemental hereto, as provided in this Section 4.3 in either substantially the same form as this Supplemental Indenture or in another form reasonably satisfactory to the Trustee, shall succeed to and be substituted for the FNF Parent Guarantor with the same effect as if it had been named herein as the “FNF Parent Guarantor.”
(b) In the event of any such consolidation or merger, sale, assignment, conveyance, transfer, lease or disposition, the FNF Parent Guarantor or any successor Person which shall have theretofore have become such in the manner described in Section 4.3(a) shall be discharged from all obligations and covenants under this Indenture, the Notes and its Guarantee.”
(e) Section 10.2. Section 10.2, Limitation on Liability; Termination, Release and Discharge, of the Indenture is hereby amended to add the following Section 10.2(e) at the end of such Section 10.2:
“(e) Notwithstanding anything herein to the contrary, the Guarantee of the FNF Parent Guarantor may be terminated and discharged and be of no further force and effect, and the FNF Parent Guarantor will be automatically and unconditionally released from all of its obligations thereunder and under the Notes and the Indenture: (i) in connection with any consolidation or merger of the FNF Parent Guarantor with or into, or sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the assets of the FNF Parent Guarantor to, a Person that is not (either before or after giving effect to such transaction) the Company or a Guarantor, provided that the requirements set forth in Section 4.3 of the Indenture are satisfied, (ii) if the Holders of a majority in aggregate principal amount of the Notes consent to such release, in accordance with Section 9.2 of the Indenture or (iii) upon payment in full of the Notes. In connection with any release of the FNF Parent Guarantor’s obligations under its Guarantee, the Notes and the Indenture, upon delivery by the Company to the Trustee of an Opinion of Counsel and an Officer’s Certificate to the effect that such release was made in accordance with the provisions of the Indenture, the Trustee will execute any documents reasonably required by the Company or the FNF Parent Guarantor in order to evidence the release of the FNF Parent Guarantor from its obligations under its Guarantee, the Notes and the Indenture. The Company shall give the Holders of the Notes prompt notice of any such release.”
4. Execution and Delivery. FNF Parent agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.
5. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or of any of the Guarantors shall have any liability for any obligations of the Company or its Restricted Subsidiaries under the Notes, the Indenture, this Supplemental Indenture, the Guarantees or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes and the Guarantees.
6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
7. Waiver of Jury Trial. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
9. Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by FNF Parent and the Company.
11. Benefits Acknowledged. FNF Parent’s Guarantee is subject to the terms and conditions set forth in the Indenture. FNF Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

12. Successors. All agreements of FNF Parent in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind their respective successors.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

By:	/s/ Eric L. Marhoun
	Name:	Eric L. Marhoun
	Title:	General Counsel and Secretary

FIDELITY NATIONAL FINANCIAL, INC., as Guarantor

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General Counsel and Corporate Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Tina D. Gonzalez
	Name:	Tina D. Gonzalez
	Title:	Vice President
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